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                                        Exhibit 23


               Consent of Independent Certified Public Accountants
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We have issued our report dated January 23, 2002 (except for note 10(a), as to which the date is March 3, 2002 and note 16(b) as to which the date is March 18,
2002) accompanying the consolidated financial statements of RAIT Investment Trust and subsidiaries on Form 10-K for the year ended December 31, 2001. We hereby consent to the incorporation by reference of said reports in the Registration Statement RAIT Investment Trust on Form S-3 (File No. 333-69422, effective on October 31, 2001; File No. 333-69366, effective on September 13, 2001; and File No. 333-78519, effective May 14, 1999) and Form S-8 (File No. 333-67452, effective on August 14, 2001).

/s/ Grant Thornton LLP
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Grant Thornton LLP

Philadelphia, Pennsylvania
March 30, 2002